As filed with the Securities and Exchange Commission on June 12, 2023

Securities Act File No. 333-225588

Investment Company Act File No. 811-23325

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 48	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 49	☒
(Check appropriate box or boxes)

SIX CIRCLES® TRUST

(Exact Name of Registrant Specified in Charter)

383 Madison Avenue

New York, NY, 10179

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (212) 270-6000

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

(Name and Address of Agent for Service)

With copies to:

Abby L. Ingber, Esq.	Gregory S. Rowland, Esq.
J.P. Morgan Private Investments Inc.	Davis Polk & Wardwell LLP
277 Park Avenue, 49th Floor	450 Lexington Avenue
New York, NY 10004	New York, NY 10017

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of Registration Statement

2.	Part C to the Registration Statement (including signature page)

3.	Exhibits (p)(2), (p)(3), (p)(4), (p)(5), (p)(6), (p)(7), (p)(9), (p)(10), (p)(11), (p)(12), (p)(13), (p)(14) and (p)(15)

EXPLANATORY NOTE

This Post-Effective Amendment is being filed solely to file the Code of Ethics for J.P. Morgan Private Investments Inc. (exhibit (p)(2)), the Code of Ethics for BlackRock Investment Management, LLC, BlackRock International Limited and BlackRock (Singapore) Limited (exhibit (p)(3)), the Code of Ethics for Insight North America LLC (exhibit (p)(4)), the Code of Ethics for Goldman Sachs Asset Management, LP (exhibit (p)(5)), the Code of Ethics for Pacific Investment Management Company LLC (exhibit (p)(6)), the Code of Ethics for Russell Investments Implementation Services, LLC (exhibit (p)(7)), the Code of Ethics for PGIM, Inc. and PGIM Limited (exhibit (p)(9)), the Code of Ethics for Capital International, Inc. (exhibit (p)(10)), the Code of Ethics for Nuveen Asset Management, LLC (exhibit (p)(11)), the Code of Ethics for Allspring Global Investments, LLC (exhibit (p)(12)), the Code of Ethics for Lord, Abbett & Co. LLC (exhibit (p)(13)), the Code of Ethics for Muzinich & Co. Inc. (exhibit (p)(14)) and the Code of Ethics for RBC Global Asset Management (UK) Limited (exhibit (p)(15)) to Item 28 of this Registration Statement on Form N-1A (the “Registration Statement”).

Part A and B of the Registration Statement filed with the Securities and Exchange Commission on April 28, 2023, as amended or supplemented to date pursuant to Rule 497 under the Securities Act of 1933, as amended, are incorporated by reference herein.

PART C: OTHER INFORMATION

Item 28: Exhibits

(a)(1)	Certificate of Trust dated November 8, 2017, is incorporated by reference to Exhibit (a)(1) to the Registrant’s Initial Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the Securities and Exchange Commission (“SEC”) on June 12, 2018 (the “Initial Registration Statement”).

(a)(2)	Amendment to Certificate of Trust dated March 22, 2018, is incorporated by reference to Exhibit (a)(2) of the Initial Registration Statement.

(a)(3)	Second Amended and Restated Declaration of Trust dated June 12, 2018, is incorporated by reference to Exhibit (a)(3) of the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on July 2, 2018 (“Pre-Effective Amendment No. 1”).

(a)(4)	Amended Schedule A to the Second Amended and Restated Declaration of Trust is incorporated by reference to Exhibit (a)(4) of Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on September 27, 2018.

(a)(5)	Amended Schedule A to the Second Amended and Restated Declaration of Trust is incorporated by reference to Exhibit (a)(5) of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on May 18, 2020 (“Post-Effective Amendment No. 24”).

(b)	By-Laws dated June 12, 2018, is incorporated by reference to Exhibit (b) of Pre-Effective Amendment No.1.

(c)	Instruments Defining Rights of Security Holders. Incorporated by reference to Exhibits (a) and (b).

(d)(1)	Investment Advisory Agreement, dated June 22, 2018, is incorporated by reference to Exhibit (d)(1) of Pre-Effective Amendment No.1.

(d)(2)	Amendment dated December 1, 2018 to the Investment Advisory Agreement, dated June 22, 2018, is incorporated by reference to Exhibit (d)(2) of the Registrant’s Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on April 9, 2019 (“Post-Effective Amendment No. 8”).

(d)(3)	Form of Amendment to the Investment Advisory Agreement, dated June 22, 2018 is incorporated by reference to Exhibit (d)(3) of Post-Effective Amendment No. 24.

(d)(4)	Form of Amendment to Investment Advisory Agreement, dated June 22, 2018, is incorporated by reference to Exhibit (d)(4) of the Registrant’s Post-Effective Amendment No. 29 to the Registration statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on August 18, 2020 (“Post-Effective Amendment No. 29”).

(d)(5)	Investment Sub-Advisory Agreement with BlackRock Investment Management LLC, dated June 22, 2018, is incorporated by reference to Exhibit (d)(2) of Pre-Effective Amendment No.1.

(d)(6)	Amendment dated December 1, 2018 to Investment Sub-Advisory Agreement with BlackRock Investment Management LLC, dated June 22, 2018, is incorporated by reference to Exhibit (d)(4) of Post-Effective Amendment No. 8.

(d)(7)	Amendment dated as of April 10, 2019 to the Investment Sub-Advisory Agreement with BlackRock Investment Management LLC, dated June 22, 2018, is incorporated by reference to Exhibit (d)(5) of Post-Effective Amendment No. 8.

(d)(8)	Investment Sub-Advisory Agreement with BNY Mellon Asset Management North America Corporation, dated June 22, 2018, is incorporated by reference to Exhibit (d)(3) of Pre-Effective Amendment No.1.

(d)(9)	Investment Sub-Advisory Agreement with Goldman Sachs Asset Management, L.P., dated June 22, 2018, is incorporated by reference to Exhibit (d)(4) of Pre-Effective Amendment No.1.

(d)(10)	Investment Sub-Advisory Agreement with Pacific Investment Management Company LLC, dated June 22, 2018, is incorporated by reference to Exhibit (d)(5) of Pre-Effective Amendment No.1.

(d)(11)	Investment Sub-Advisory Agreement with Russell Investments Implementation Services, LLC, dated October 5, 2018, is incorporated by reference to Exhibit (d)(8) of Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on October 16, 2018 (“Post-Effective Amendment No. 3”).

(d)(12)	Amendment dated December 1, 2018 to the Investment Sub-Advisory Agreement with Russell Investments Implementation Services, LLC, dated October 5, 2018, is incorporated by reference to Exhibit (d)(10) of Post-Effective Amendment No. 8.

Part C - 1

(d)(13)	Form of Amendment to the Investment Sub-Advisory Agreement with BlackRock Investment Management LLC, dated June 22, 2018 is incorporated by reference to Exhibit (d)(12) of Post-Effective Amendment No. 24.

(d)(14)	Form of Investment Sub-Advisory Agreement with PGIM, Inc. is incorporated by reference to Exhibit (d)(13) of Post-Effective Amendment No. 24.

(d)(15)	Form of Amendment to the Investment Sub-Advisory Agreement with Pacific Investment Management Company LLC, dated June 22, 2018 is incorporated by reference to Exhibit (d)(14) of Post-Effective Amendment No. 24.

(d)(16)	Form of Investment Sub-Advisory Agreement with Capital International, Inc. is incorporated by reference to Exhibit (d)(15) of Post-Effective Amendment No. 24.

(d)(17)	Form of Investment Sub-Advisory Agreement with Nuveen Asset Management, LLC is incorporated by reference to Exhibit (d)(16) of Post-Effective Amendment No. 24.

(d)(18)	Form of Investment Sub-Advisory Agreement with Wells Capital Management Incorporated is incorporated by reference to Exhibit (d)(17) of Post-Effective Amendment No. 24.

(d)(19)	Form of Investment Sub-Sub-Advisory Agreement with BlackRock International Limited is incorporated by reference to Exhibit (d)(18) of Post-Effective Amendment No. 24.

(d)(20)	Form of Investment Sub-Sub-Advisory Agreement with BlackRock (Singapore) Limited is incorporated by reference to Exhibit (d)(19) of Post-Effective Amendment No. 24.

(d)(21)	Form of Investment Sub-Sub-Advisory Agreement with PGIM Limited is incorporated by reference to Exhibit (d)(20) of Post-Effective Amendment No. 24.

(d)(22)	Form of Amendment to the Investment Sub-Advisory Agreement with Russell Investments Implementation Services, LLC, dated October 5, 2018 is incorporated by reference to Exhibit (d)(21) of Post-Effective Amendment No. 24.

(d)(23)	Form of Amendment to the Investment Sub-Advisory Agreement with BlackRock Investment Management LLC, dated June 22, 2018, is incorporated by reference to Exhibit (d)(23) of Post-Effective Amendment No. 29.

(d)(24)	Form of Amendment to the Investment Sub-Advisory Agreement with PGIM, Inc., dated March 13, 2020, is incorporated by reference to Exhibit (d)(24) of Post-Effective Amendment No. 29.

(d)(25)	Form of Investment Sub-Advisory Agreement with Federated Investment Management Company, dated July 27, 2020, is incorporated by reference to Exhibit (d)(25) of Post-Effective Amendment No. 29.

(d)(26)	Form of Amendment to Investment Sub-Advisory Agreement with Russell Investments Implementation Services, LLC, dated October 5, 2018, is incorporated by reference to Exhibit (d)(26) of Post-Effective Amendment No. 29.

(d)(27)	Form of Investment Sub-Sub-Advisory Agreement with BlackRock International Limited, dated July 27, 2020, is incorporated by reference to Exhibit (d)(27) of Post-Effective Amendment No. 29.

(d)(28)	Form of Investment Sub-Sub-Advisory Agreement with PGIM Limited, dated July 27, 2020, is incorporated by reference to Exhibit (d)(28) of Post-Effective Amendment No. 29.

(d)(29)	Form of Investment Sub-Advisory Agreement with Lord, Abbett & Co., is incorporated by reference to Exhibit (d)(29) of the Registrant’s Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on November 18, 2020 (“Post-Effective Amendment No. 31”).

(d)(30)	Form of Investment Sub-Advisory Agreement with BlueBay Asset Management LLP, is incorporated by reference to Exhibit (d)(30) of the Registrant’s Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on March 12, 2021 (“Post-Effective Amendment No. 32”).

(d)(31)	Form of Investment Sub-Advisory Agreement with Muzinich & Co. Inc., is incorporated by reference to Exhibit (d)(31) of Post-Effective Amendment No. 32.

(d)(32)	Form of Amendment to Investment Sub-Advisory Agreement with Russell Investments Implementation Services, LLC, dated October 5, 2018, is incorporated by reference to Exhibit (d)(32) of Post-Effective Amendment No. 32.

(d)(33)	Form of Amendment to Investment Sub-Advisory Agreement with BlackRock Investment Management, dated June 22, 2018, as amended, is incorporated by reference to Exhibit (d)(33) of Registrant’s Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on April 30, 2021 (“Post-Effective Amendment No. 34”).

Part C - 2

(d)(34)	Form of Amendment to Investment Sub-Advisory Agreement with Pacific Investment Management Company LLC, dated June 22, 2018, as amended, is incorporated by reference to Exhibit (d)(34) of Post-Effective Amendment No. 34.

(d)(35)	Amended and Restated Investment Sub-Advisory Agreement with BNY Mellon Asset Management North America Corporation and Insight North America LLC, dated June 22, 2018, as amended, is incorporated by reference to Exhibit (d)(35) of the Registrant’s Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on December 2, 2021 (“Post-Effective Amendment No. 35”).

(d)(36)	Investment Sub-Advisory Agreement with Allspring Global Investments, LLC, is incorporated by reference to Exhibit (d)(36) of Post-Effective Amendment No. 35.

(d)(37)	Amendment to Investment Sub-Advisory Agreement with Pacific Investment Management Company LLC, dated June 22, 2018, as amended, is incorporated by reference to Exhibit (d)(37) of Post-Effective Amendment No. 35.

(d)(38)	Amendment to Investment Sub-Advisory Agreement with BlackRock Investment Management LLC, dated June 22, 2018, as amended, is incorporated by reference to Exhibit (d)(38) of the Registrant’s Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on March 8, 2022 (“Post-Effective Amendment No. 36”).

(d)(39)	Amendment to Investment Sub-Advisory Agreement with Russell Investments Implementation Services, LLC, dated October 5, 2018, as amended, is incorporated by reference to Exhibit (d)(39) of Post-Effective Amendment No. 36.

(d)(40)	Amended and Restated Investment Sub-Advisory Agreement with RBC Global Asset Management (UK) Limited, is incorporated by reference to Exhibit (d)(40) of the Registrant’s Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on April 28, 2023 (“Post-Effective Amendment No. 47”).

(e)(1)	Distribution Agreement, dated June 22, 2018, between the Trust and Foreside Fund Services, LLC, is incorporated by reference to Exhibit (e)(1) of Pre-Effective Amendment No.1.

(e)(2)	Amendment dated December 1, 2018 to the Distribution Agreement, dated June 22, 2018, is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 8.

(e)(3)	Form of Amendment to the Distribution Agreement, dated June 22, 2018 is incorporated by reference to Exhibit (e)(3) of Post-Effective Amendment No. 24.

(e)(4)	Form of Amendment to the Distribution Agreement, dated June 22, 2018, is incorporated by reference to Exhibit (e)(4) of Post-Effective Amendment No. 29.

(e)(5)	Distribution and Fund Support Services Agreement, dated June 22, 2018, between the Adviser and Foreside Fund Services, LLC, is incorporated by reference to Exhibit (e)(2) of Pre-Effective Amendment No.1.

(e)(6)	Form of Dealer Agreement, is incorporated by reference to Exhibit (e)(3) of Pre-Effective Amendment No.1.

(e)(7)	Distribution Agreement, dated September 30, 2021, between the Trust and Foreside Fund Services, LLC, is incorporated by reference to Exhibit (e)(7) of Post-Effective Amendment No. 35.

(f)	Not applicable.

(g)(1)	Custody Agreement, dated June 6, 2018 between the Trust and Brown Brothers Harriman & Co, is incorporated by reference to Exhibit (g) of Pre-Effective Amendment No.1.

(g)(2)	Amended Appendix A to the Custody Agreement, dated June 6, 2018, is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 8.

(g)(3)	Form of Amended Appendix A to the Custody Agreement, dated June 6, 2018 is incorporated by reference to Exhibit (g)(3) of Post-Effective Amendment No. 24.

(g)(4)	Form of Amended Appendix A to the Custody Agreement, dated June 6, 2018, is incorporated by reference to Exhibit (g)(4) of Post-Effective Amendment No. 29.

(g)(5)	Amendment to the Custody Agreement, dated June 6, 2018, is incorporated by reference to Exhibit (g)(5) of Post-Effective Amendment No. 47.

(h)(1)	Administration Agreement, dated June 22, 2018 between the Trust and Brown Brothers Harriman & Co, is incorporated by reference to Exhibit (h)(1) of Pre-Effective Amendment No.1.

(h)(2)	Amended Appendix A to the Administration Agreement, dated June 22, 2018, is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 8.

Part C - 3

(h)(3)	Form of Amended Appendix A to the Administration Agreement, dated June 22, 2018 is incorporated by reference to Exhibit (h)(3) of Post-Effective Amendment No. 24.

(h)(4)	Form of Amended Appendix A to the Administration Agreement, dated June 22, 2018, is incorporated by reference to Exhibit (h)(4) of Post-Effective Amendment No. 29.

(h)(5)	Transfer Agency and Service Agreement, dated June 6, 2018, between the Trust and DST Asset Manager Solutions, Inc., is incorporated by reference to Exhibit (h)(2) of Pre-Effective Amendment No.1.

(h)(6)	Amendment dated December 1, 2018 to the Transfer Agency and Service Agreement, dated June 6, 2018, is incorporated by reference to Exhibit (h)(4) of Post-Effective Amendment No. 8.

(h)(7)	Form of Amendment to the Transfer Agency and Service Agreement is incorporated by reference to Exhibit (h)(6) of Post-Effective Amendment No. 24.

(h)(8)	Form of Amendment to the Transfer Agency and Service Agreement, is incorporated by reference to Exhibit (h)(8) of Post-Effective Amendment No. 29.

(h)(9)	Operating Expenses Limitation Agreement, dated June 22, 2018, is incorporated by reference to Exhibit (h)(3) of Pre-Effective Amendment No.1.

(h)(10)	Operating Expenses Limitation Agreement, dated December 1, 2018, is incorporated by reference to Exhibit (h)(6) of Post-Effective Amendment No. 8.

(h)(11)	Form of Operating Expenses Limitation Agreement is incorporated by reference to Exhibit (h)(9) of Post-Effective Amendment No. 24.

(h)(12)	Form of Operating Expenses Limitation Agreement, dated July 27, 2020, is incorporated by reference to Exhibit (h)(12) of Post-Effective Amendment No. 29.

(h)(13)	Advisory Fee Waiver Agreement, dated June 22, 2018, is incorporated by reference to Exhibit (h)(4) of Pre-Effective Amendment No.1.

(h)(14)	Advisory Fee Waiver Agreement, dated December 1, 2018, is incorporated by reference to Exhibit (h)(8) of Post-Effective Amendment No. 8.

(h)(15)	Form of Advisory Fee Waiver Agreement is incorporated by reference to Exhibit (h)(12) of Post-Effective Amendment No. 24.

(h)(16)	Form of Advisory Fee Waiver Agreement, dated July 27, 2020, is incorporated by reference to Exhibit (h)(16) of Post-Effective Amendment No. 29.

(h)(17)	Powers of Attorney, is incorporated by reference to Exhibit (h)(5) of the Initial Registration Statement.

(h)(18)	Power of Attorney, is incorporated by reference to Exhibit (h)(10) of Post-Effective Amendment No. 8.

(h)(19)	Form of Class Action Services Agreement between the Trust and Brown Brothers Harriman & Co., is incorporated by reference to Exhibit (h)(6) of Pre-Effective Amendment No.1.

(h)(20)	Amended Schedule 1 to the Form of Class Action Services Agreement, is incorporated by reference to Exhibit (h)(12) of Post-Effective Amendment No. 8.

(h)(21)	Form of Amended Schedule 1 to the Form of Class Action Services Agreement is incorporated by reference to Exhibit (h)(17) of Post-Effective Amendment No. 24.

(h)(22)	Form of Amended Schedule 1 to the Form of Class Action Services Agreement, dated July 27, 2020, is incorporated by reference to Exhibit (h)(22) of Post-Effective Amendment No. 29.

(h)(23)	Implementation Services Agreement between Russell Investments Implementation Services, LLC and J.P. Morgan Private Investments Inc., dated October 5, 2018, is incorporated by reference to Exhibit (h)(13) of Post-Effective Amendment No. 3.

(h)(24)	Amendment dated December 1, 2018 to the Implementation Services Agreement between Russell Investments Implementation Services, LLC and J.P. Morgan Private Investments Inc., dated October 5, 2018, is incorporated by reference to Exhibit (h)(14) of Post-Effective Amendment No. 8.

Part C - 4

(h)(25)	Amendment dated as of April 10, 2019 to the Implementation Services Agreement between Russell Investments Implementation Services, LLC and J.P. Morgan Private Investments Inc., dated October 5, 2018, is incorporated by reference to Exhibit (h)(15) of Post-Effective Amendment No. 8.

(h)(26)	Form of Amendment to the Implementation Services Agreement between Russell Investments Implementation Services, LLC and J.P. Morgan Private Investments Inc., dated October 5, 2018 is incorporated by reference to Exhibit (h)(21) of Post-Effective Amendment No. 24.

(h)(27)	Form of Amendment to the Implementation Services Agreement between Russell Investments Implementation Services, LLC and J.P. Morgan Private Investments Inc., dated October 5, 2018, is incorporated by reference to Exhibit (h)(27) of Post-Effective Amendment No. 29.

(h)(28)	Form of Amendment to the Implementation Services Agreement between Russell Investments Implementation Services, LLC and J.P. Morgan Private Investments Inc., dated October 5, 2018, is incorporated by reference to Exhibit (h)(28) of Post-Effective Amendment No. 32.

(h)(29)	Form of Operating Expenses Limitation Agreement, is incorporated by reference to Exhibit (h)(29) of the Registrant’s Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on April 29, 2022 (“Post-Effective Amendment No. 37”).

(h)(30)	Form of Advisory Fee Waiver Agreement, is incorporated by reference to Exhibit (h)(30) of Post-Effective Amendment No. 37.

(h)(31)	Power of Attorney, is incorporated by reference to Exhibit (h)(31) of Post-Effective Amendment No. 35.

(h)(32)	Amendment to the Implementation Services Agreement between Russell Investments Implementation Services, LLC and J.P. Morgan Private Investments Inc., dated October 5, 2018, is incorporated by reference to Exhibit (h)(32) of Post-Effective Amendment No. 36.

(h)(33)	Form of Investment Advisory Agreement between Six Circles Credit Opportunities Fund (Cayman) Ltd. and the Adviser, is incorporated by reference to Exhibit (h)(33) of Post-Effective Amendment No. 47.

(h)(34)	Form of Investment Sub-Advisory Agreement between the Adviser and Pacific Investment Management Company LLC, is incorporated by reference to Exhibit (h)(34) of Post-Effective Amendment No. 47.

(h)(35)	Power of Attorney, is incorporated by reference to Exhibit (h)(35) of the Registrant’s Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A (File Nos. 333-225588 and 811-23325), filed with the SEC on February 7, 2023 (“Post-Effective Amendment No. 44”).

(h)(36)	Rule 12d1-4 Fund of Funds Investment Agreement, is incorporated by reference to Exhibit (h)(36) of Post-Effective Amendment No. 47.

(h)(37)	Form of Operating Expenses Limitation Agreement, is incorporated by reference to Exhibit (h)(37) of Post-Effective Amendment No. 47.

(h)(38)	Form of Advisory Fee Waiver Agreement, is incorporated by reference to Exhibit (h)(38) of Post-Effective Amendment No. 47.

(i)	Opinion and consent of counsel, is incorporated by reference to Exhibit (i) of Post-Effective Amendment No. 47.

(j)	Consent of independent registered public accounting firm, is incorporated by reference to Exhibit (j) of Post-Effective Amendment No. 47.

(k)	Not applicable.

(l)	Purchase Agreement, dated June 6, 2018 between the Trust and the Adviser, is incorporated by reference to Exhibit (l) of Pre-Effective Amendment No.1.

(m)	Not applicable.

(n)	Not applicable.

(o)	Reserved.

(p)(1)	Code of Ethics for the Trust, is incorporated by reference to Exhibit (p)(1) of Pre-Effective Amendment No.1.

(p)(2)	Code of Ethics for the Adviser. Filed herewith.

(p)(3)	Code of Ethics for BlackRock, BlackRock International Limited and BlackRock (Singapore) Limited. Filed herewith.

(p)(4)	Code of Ethics for Insight North America LLC. Filed herewith.

(p)(5)	Code of Ethics for Goldman Sachs Asset Management LP. Filed herewith.

Part C - 5

(p)(6)	Code of Ethics for Pacific Investment Management Company LLC. Filed herewith.

(p)(7)	Code of Ethics for Russell Investments Implementation Services, LLC. Filed herewith.

(p)(8)	Amended Exhibit A and Exhibit B of the Code of Ethics of the Trust, is incorporated by reference to Exhibit (p)(8) of Post-Effective Amendment No. 8.

(p)(9)	Code of Ethics for PGIM, Inc. and PGIM Limited. Filed herewith.

(p)(10)	Code of Ethics for Capital International, Inc. Filed herewith.

(p)(11)	Code of Ethics for Nuveen Asset Management, LLC. Filed herewith.

(p)(12)	Code of Ethics for Allspring Global Investments, LLC. Filed herewith.

(p)(13)	Code of Ethics for Lord, Abbett & Co. LLC. Filed herewith.

(p)(14)	Code of Ethics for RBC Global Asset Management (UK) Limited. Filed herewith.

(p)(15)	Code of Ethics for Muzinich & Co., Inc. Filed herewith.

(p)(16)	Personal Account Dealing and Private Investment Policy for RBC Global Asset Management (UK) Limited, is incorporated by reference to Exhibit (p)(19) of Post-Effective Amendment No. 47.

Item 29. Persons Controlled by or Under Common Control with Registrant

The Trust through the Six Circles Credit Opportunities Fund, a separate series of the Trust, wholly owns and controls the Six Circles Credit Opportunities Fund (Cayman) Ltd. (the “Subsidiary”), a company organized under the laws of the Cayman Islands. The Subsidiary’s financial statements will be included, on a consolidated basis, in the Six Circles Credit Opportunities Fund’s annual and semi-annual reports to shareholders.

Item 30. Indemnification

Reference is made to Article VII, Section 4 of Registrant’s Declaration of Trust. Registrant, its Trustees and officers are insured against certain expenses in connection with the defense of claims, demands, actions, suits, or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, trustees, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, trustee, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suite or proceeding) is asserted against the Registrant by such director, trustee, officer or controlling person or principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Part C - 6

Item 31. Business and Other Connections of the Investment Adviser

See “Management of the Trust” in Part B.

The business or other connections of each director and officer of J.P. Morgan Private Investments Inc. (adviser to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for J.P. Morgan Private Investments Inc. and is incorporated herein by reference.

The business or other connections of each director and officer of BlackRock Investment Management, LLC (sub-adviser to the Six Circles Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for BlackRock Investment Management, LLC and is incorporated herein by reference.

The business or other connections of each director and officer of BlackRock International Limited (sub-sub-adviser to the Six Circles Global Bond Fund and Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for BlackRock International Limited and is incorporated herein by reference.

The business or other connections of each director and officer of BlackRock (Singapore) Limited (sub-sub-adviser to the Six Circles Global Bond Fund) is currently listed in the investment advisor registration on Form ADV for BlackRock (Singapore) Limited and is incorporated herein by reference.

The business or other connections of each director and officer of Insight North America LLC (sub-adviser to the Six Circles Tax Aware Ultra Short Duration Fund) is currently listed in the investment advisor registration on Form ADV for Insight North America LLC and is incorporated herein by reference.

The business or other connections of each director and officer of Goldman Sachs Asset Management, L.P. (sub-adviser to the Six Circles Ultra Short Duration Fund and Six Circles Tax Aware Ultra Short Duration Fund) is currently listed in the investment advisor registration on Form ADV for Goldman Sachs Asset Management, L.P. and is incorporated herein by reference.

The business or other connections of each director and officer of Pacific Investment Management Company LLC (sub-adviser to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles Global Bond Fund and Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for Pacific Investment Management Company LLC and is incorporated herein by reference.

The business or other connections of each director and officer of PGIM, Inc. (sub-adviser to the Six Circles Global Bond Fund and Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for PGIM, Inc. and is incorporated herein by reference.

The business or other connections of each director and officer of PGIM Limited (sub-sub-adviser to the Six Circles Global Bond Fund and Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for PGIM Limited and is incorporated herein by reference.

The business or other connections of each director and officer of Capital International, Inc. (sub-adviser to the Six Circles Tax Aware Bond Fund) is currently listed in the investment advisor registration on Form ADV for Capital International, Inc. and is incorporated herein by reference.

The business or other connections of each director and officer of Nuveen Asset Management, LLC (sub-adviser to the Six Circles Tax Aware Bond Fund) is currently listed in the investment advisor registration on Form ADV for Nuveen Asset Management, LLC and is incorporated herein by reference.

The business or other connections of each director and officer of Allspring Global Investments, LLC (sub-adviser to the Six Circles Tax Aware Bond Fund) is currently listed in the investment advisor registration on Form ADV for Allspring Global Investments, LLC and is incorporated herein by reference.

The business or other connections of each director and officer of Lord, Abbett & Co. LLC (sub-adviser to the Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for Lord, Abbett & Co. LLC and is incorporated by reference.

Part C - 7

The business or other connections of each director and officer of RBC Global Asset Management (UK) Limited (sub-adviser to the Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for RBC Global Asset Management (UK) Limited and is incorporated by reference.

The business or other connections of each director and officer of Muzinich & Co. Inc. (sub-adviser to the Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for Muzinich & Co. Inc. and is incorporated by reference.

The business or other connections of each director and officer of Russell Investments Implementation Services, LLC (interim sub-adviser to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund) is currently listed in the investment advisor registration on Form ADV for Russell Investments Implementation Services, LLC and is incorporated herein by reference.

Item 32. Principal Underwriters

(a)

Foreside Fund Services, LLC is the principal underwriter of the Registrant’s shares. Foreside Fund Services, LLC is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers. Foreside Fund Services, LLC is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC acts as the principal underwriter for the following additional investment companies registered under the 1940 Act:

1.	AB Active ETFs, Inc.
2.	ABS Long/Short Strategies Fund
3.	Absolute Shares Trust
4.	ActivePassive Core Bond ETF, Series of Trust for Professional Managers
5.	ActivePassive Intermediate Municipal Bond ETF, Series of Trust for Professional Managers
6.	ActivePassive International Equity ETF, Series of Trust for Professional Managers
7.	ActivePassive U.S. Equity ETF, Series of Trust for Professional Managers
8.	Adaptive Core ETF, Series of Collaborative Investment Series Trust
9.	AdvisorShares Trust
10.	AFA Multi-Manager Credit Fund
11.	AGF Investments Trust
12.	AIM ETF Products Trust
13.	Alexis Practical Tactical ETF, Series of Listed Funds Trust
14.	AlphaCentric Prime Meridian Income Fund
15.	American Century ETF Trust
16.	Amplify ETF Trust
17.	Applied Finance Core Fund, Series of World Funds Trust
18.	Applied Finance Explorer Fund, Series of World Funds Trust
19.	Applied Finance Select Fund, Series of World Funds Trust
20.	ARK ETF Trust
21.	ARK Venture Fund
22.	ASYMmetric ETFs Trust
23.	B.A.D. ETF, Series of Listed Funds Trust
24.	Bitwise Funds Trust
25.	Bluestone Community Development Fund
26.	BondBloxx ETF Trust
27.	Bramshill Multi-Strategy Income Fund, Series of Investment Managers Series Trust
28.	Bridgeway Funds, Inc.
29.	Brinker Capital Destinations Trust
30.	Brookfield Real Assets Income Fund Inc.
31.	Build Funds Trust
32.	Calamos Convertible and High Income Fund
33.	Calamos Convertible Opportunities and Income Fund
34.	Calamos Dynamic Convertible and Income Fund
35.	Calamos ETF Trust
36.	Calamos Global Dynamic Income Fund
37.	Calamos Global Total Return Fund
38.	Calamos Strategic Total Return Fund

Part C - 8

39.	Carlyle Tactical Private Credit Fund
40.	Cboe Vest Bitcoin Strategy Managed Volatility Fund, Series of World Funds Trust
41.	Cboe Vest S&P 500® Dividend Aristocrats Target Income Fund, Series of World Funds Trust
42.	Cboe Vest US Large Cap 10% Buffer Strategies Fund, Series of World Funds Trust
43.	Cboe Vest US Large Cap 10% Buffer VI Fund, Series of World Funds Trust
44.	Cboe Vest US Large Cap 20% Buffer Strategies Fund, Series of World Funds Trust
45.	Cboe Vest US Large Cap 20% Buffer VI Fund, Series of World Funds Trust
46.	Center Coast Brookfield MLP & Energy Infrastructure Fund
47.	Clifford Capital Focused Small Cap Value Fund, Series of World Funds Trust
48.	Clifford Capital International Value Fund, Series of World Funds Trust
49.	Clifford Capital Partners Fund, Series of World Funds Trust
50.	Cliffwater Corporate Lending Fund
51.	Cliffwater Enhanced Lending Fund
52.	Cohen & Steers Infrastructure Fund, Inc.
53.	Convergence Long/Short Equity ETF, Series of Trust for Professional Managers
54.	CornerCap Small-Cap Value Fund, Series of Managed Portfolio Series
55.	CrossingBridge Pre-Merger SPAC ETF, Series of Trust for Professional Managers
56.	Curasset Capital Management Core Bond Fund, Series of World Funds Trust
57.	Curasset Capital Management Limited Term Income Fund, Series of World Funds Trust
58.	Davis Fundamental ETF Trust
59.	Defiance Daily Short Digitizing the Economy ETF, Series of ETF Series Solutions
60.	Defiance Hotel, Airline, and Cruise ETF, Series of ETF Series Solutions
61.	Defiance Next Gen Connectivity ETF, Series of ETF Series Solutions
62.	Defiance Next Gen H2 ETF, Series of ETF Series Solutions
63.	Defiance Quantum ETF, Series of ETF Series Solutions
64.	Direxion Shares ETF Trust
65.	Dividend Performers ETF, Series of Listed Funds Trust
66.	Dodge & Cox Funds
67.	DoubleLine ETF Trust
68.	DoubleLine Opportunistic Credit Fund
69.	DoubleLine Yield Opportunities Fund
70.	DriveWealth ETF Trust
71.	EIP Investment Trust
72.	Ellington Income Opportunities Fund
73.	ETF Opportunities Trust
74.	Evanston Alternative Opportunities Fund
75.	Exchange Listed Funds Trust
76.	Fiera Capital Series Trust
77.	FlexShares Trust
78.	Forum Funds
79.	Forum Funds II
80.	Forum Real Estate Income Fund
81.	Goose Hollow Tactical Allocation ETF, Series of Collaborative Investment Series Trust
82.	Grayscale Future of Finance ETF, Series of ETF Series Solutions
83.	Grizzle Growth ETF, Series of Listed Funds Trust
84.	Guinness Atkinson Funds
85.	Harbor ETF Trust
86.	Horizon Kinetics Blockchain Development ETF, Series of Listed Funds Trust
87.	Horizon Kinetics Energy and Remediation ETF, Series of Listed Funds Trust
88.	Horizon Kinetics Inflation Beneficiaries ETF, Series of Listed Funds Trust
89.	Horizon Kinetics Medical ETF, Series of Listed Funds Trust
90.	Horizon Kinetics SPAC Active ETF, Series of Listed Funds Trust
91.	IDX Funds
92.	Innovator ETFs Trust
93.	Ironwood Institutional Multi-Strategy Fund LLC
94.	Ironwood Multi-Strategy Fund LLC

Part C - 9

95.	John Hancock Exchange-Traded Fund Trust
96.	Kelly Strategic ETF Trust
97.	LDR Real Estate Value-Opportunity Fund, Series of World Funds Trust
98.	LifeGoal Conservative Wealth Builder ETF, Series of Northern Lights Fund Trust II
99.	LifeGoal Home Down Payment ETF, Series of Northern Lights Fund Trust II
100.	LifeGoal Wealth Builder ETF, Series of Northern Lights Fund Trust II
101.	Mairs & Power Balanced Fund, Series of Trust for Professional Managers
102.	Mairs & Power Growth Fund, Series of Trust for Professional Managers
103.	Mairs & Power Minnesota Municipal Bond ETF, Series of Trust for Professional Managers
104.	Mairs & Power Small Cap Fund, Series of Trust for Professional Managers
105.	Manor Investment Funds
106.	Merk Stagflation ETF, Series of Listed Funds Trust
107.	Milliman Variable Insurance Trust
108.	Mindful Conservative ETF, Series of Collaborative Investment Series Trust
109.	Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV
110.	Mohr Growth ETF, Series of Collaborative Investment Series Trust
111.	Mohr Sector Navigator ETF, Series of Collaborative Investment Series Trust
112.	Morgan Stanley ETF Trust
113.	Morningstar Funds Trust
114.	OTG Latin American Fund, Series of World Funds Trust
115.	Overlay Shares Core Bond ETF, Series of Listed Funds Trust
116.	Overlay Shares Foreign Equity ETF, Series of Listed Funds Trust
117.	Overlay Shares Hedged Large Cap Equity ETF, Series of Listed Funds Trust
118.	Overlay Shares Large Cap Equity ETF, Series of Listed Funds Trust
119.	Overlay Shares Municipal Bond ETF, Series of Listed Funds Trust
120.	Overlay Shares Short Term Bond ETF, Series of Listed Funds Trust
121.	Overlay Shares Small Cap Equity ETF, Series of Listed Funds Trust
122.	Palmer Square Opportunistic Income Fund
123.	Partners Group Private Income Opportunities, LLC
124.	Performance Trust Mutual Funds, Series of Trust for Professional Managers
125.	Perkins Discovery Fund, Series of World Funds Trust
126.	Philotimo Focused Growth and Income Fund, Series of World Funds Trust
127.	Plan Investment Fund, Inc.
128.	PMC Core Fixed Income Fund, Series of Trust for Professional Managers
129.	PMC Diversified Equity Fund, Series of Trust for Professional Managers
130.	Point Bridge America First ETF, Series of ETF Series Solutions
131.	Preferred-Plus ETF, Series of Listed Funds Trust
132.	Putnam ETF Trust
133.	Quaker Investment Trust
134.	Rareview Dynamic Fixed Income ETF, Series of Collaborative Investment Series Trust
135.	Rareview Inflation/Deflation ETF, Series of Collaborative Investment Series Trust
136.	Rareview Systematic Equity ETF, Series of Collaborative Investment Series Trust
137.	Rareview Tax Advantaged Income ETF, Series of Collaborative Investment Series Trust
138.	Renaissance Capital Greenwich Funds
139.	Revere Sector Opportunity ETF, Series of Collaborative Investment Series Trust
140.	Reynolds Funds, Inc.
141.	RiverNorth Enhanced Pre-Merger SPAC ETF, Series of Listed Funds Trust
142.	RiverNorth Patriot ETF, Series of Listed Funds Trust
143.	RMB Investors Trust
144.	Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust
145.	Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust
146.	Roundhill Ball Metaverse ETF, Series of Listed Funds Trust
147.	Roundhill BIG Bank ETF, Series of Listed Funds Trust
148.	Roundhill BIG Tech ETF, Series of Listed Funds Trust
149.	Roundhill Cannabis ETF, Series of Listed Funds Trust
150.	Roundhill IO Digital Infrastructure ETF, Series of Listed Funds Trust
151.	Roundhill MEME ETF, Series of Listed Funds Trust

Part C - 10

152.	Roundhill Sports Betting & iGaming ETF, Series of Listed Funds Trust
153.	Roundhill Video Games ETF, Series of Listed Funds Trust
154.	Rule One Fund, Series of World Funds Trust
155.	Securian AM Real Asset Income Fund, Series of Investment Managers Series Trust
156.	SHP ETF Trust
157.	Sound Shore Fund, Inc.
158.	Sparrow Funds
159.	Spear Alpha ETF, Series of Listed Funds Trust
160.	STF Tactical Growth & Income ETF, Series of Listed Funds Trust
161.	STF Tactical Growth ETF, Series of Listed Funds Trust
162.	Strategy Shares
163.	Swan Hedged Equity US Large Cap ETF, Series of Listed Funds Trust
164.	Syntax ETF Trust
165.	Tekla World Healthcare Fund
166.	Tema ETF Trust
167.	Teucrium Agricultural Strategy No K-1 ETF, Series of Listed Funds Trust
168.	Tecurium AiLA Long-Short Agriculture Strategy ETF, Series of Listed Funds Trust
169.	Teucrium AiLA Long-Short Base Metals Strategy ETF, Series of Listed Funds Trust
170.	The Community Development Fund
171.	The Finite Solar Finance Fund
172.	The Private Shares Fund
173.	The SPAC and New Issue ETF, Series of Collaborative Investment Series Trust
174.	Third Avenue Trust
175.	Third Avenue Variable Series Trust
176.	Tidal ETF Trust
177.	Tidal Trust II
178.	TIFF Investment Program
179.	Timothy Plan High Dividend Stock Enhanced ETF, Series of The Timothy Plan
180.	Timothy Plan High Dividend Stock ETF, Series of The Timothy Plan
181.	Timothy Plan International ETF, Series of The Timothy Plan
182.	Timothy Plan Market Neutral ETF, Series of The Timothy Plan
183.	Timothy Plan US Large/Mid Cap Core ETF, Series of The Timothy Plan
184.	Timothy Plan US Large/Mid Core Enhanced ETF, Series of The Timothy Plan
185.	Timothy Plan US Small Cap Core ETF, Series of The Timothy Plan
186.	Total Fund Solution
187.	Touchstone ETF Trust
188.	TrueShares Eagle Global Renewable Energy Income ETF, Series of Listed Funds Trust
189.	TrueShares ESG Active Opportunities ETF, Series of Listed Funds Trust
190.	TrueShares Low Volatility Equity Income ETF, Series of Listed Funds Trust
191.	TrueShares Structured Outcome (April) ETF, Series of Listed Funds Trust
192.	TrueShares Structured Outcome (August) ETF, Series of Listed Funds Trust
193.	TrueShares Structured Outcome (December) ETF, Series of Listed Funds Trust
194.	TrueShares Structured Outcome (February) ETF, Series of Listed Funds Trust
195.	TrueShares Structured Outcome (January) ETF, Series of Listed Funds Trust
196.	TrueShares Structured Outcome (July) ETF, Series of Listed Funds Trust
197.	TrueShares Structured Outcome (June) ETF, Series of Listed Funds Trust
198.	TrueShares Structured Outcome (March) ETF, Series of Listed Funds Trust
199.	TrueShares Structured Outcome (May) ETF, Series of Listed Funds Trust
200.	TrueShares Structured Outcome (November) ETF, Series of Listed Funds Trust
201.	TrueShares Structured Outcome (October) ETF, Series of Listed Funds Trust
202.	TrueShares Structured Outcome (September) ETF, Series of Listed Funds Trust
203.	TrueShares Technology, AI & Deep Learning ETF, Series of Listed Funds Trust
204.	U.S. Global Investors Funds
205.	Union Street Partners Value Fund, Series of World Funds Trust
206.	Variant Alternative Income Fund
207.	Variant Impact Fund
208.	VictoryShares Core Intermediate Bond ETF, Series of Victory Portfolios II
209.	VictoryShares Core Plus Intermediate Bond ETF, Series of Victory Portfolios II
210.	VictoryShares Corporate Bond ETF, Series of Victory Portfolios II
211.	VictoryShares Developed Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
212.	VictoryShares Dividend Accelerator ETF, Series of Victory Portfolios II
213.	VictoryShares Emerging Markets Value Momentum ETF, Series of Victory Portfolios II

Part C - 11

214.	VictoryShares International High Div Volatility Wtd ETF, Series of Victory Portfolios II
215.	VictoryShares International Value Momentum ETF, Series of Victory Portfolios II
216.	VictoryShares International Volatility Wtd ETF, Series of Victory Portfolios II
217.	VictoryShares NASDAQ Next 50 ETF, Series of Victory Portfolios II
218.	VictoryShares Short-Term Bond ETF, Series of Victory Portfolios II
219.	VictoryShares THB Mid Cap ESG ETF, Series of Victory Portfolios II
220.	VictoryShares US 500 Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
221.	VictoryShares US 500 Volatility Wtd ETF, Series of Victory Portfolios II
222.	VictoryShares US Discovery Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
223.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
224.	VictoryShares US Large Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
225.	VictoryShares US Multi-Factor Minimum Volatility ETF, Series of Victory Portfolios II
226.	VictoryShares US Small Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
227.	VictoryShares US Small Cap Volatility Wtd ETF, Series of Victory Portfolios II
228.	VictoryShares US Small Mid Cap Value Momentum ETF, Series of Victory Portfolios II
229.	VictoryShares US Value Momentum ETF, Series of Victory Portfolios II
230.	VictoryShares WestEnd US Sector ETF, Series of Victory Portfolios II
231.	Volatility Shares Trust
232.	West Loop Realty Fund, Series of Investment Managers Series Trust
233.	Wilshire Mutual Funds, Inc.
234.	Wilshire Variable Insurance Trust
235.	WisdomTree Digital Trust
236.	WisdomTree Trust
237.	WST Investment Trust
238.	XAI Octagon Floating Rate & Alternative Income Term Trust

(b)	The directors and officers of Foreside Fund Services, LLC are set forth below. The business address of each director or officer is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name with Registrant	Positions and Offices With Foreside Fund Services, LLC	Address	Positions with Registrant
Teresa Cowan	President/Manager	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	None
Chris Lanza	Vice President	Three Canal Plaza, Suite 100, Portland, ME 04101	None
Kate Macchia	Vice President	Three Canal Plaza, Suite 100, Portland, ME 04101	None
Nanette K. Chern	Vice President and Chief Compliance Officer	Three Canal Plaza, Suite 100, Portland, ME 04101	None
Kelly B. Whetstone	Secretary	Three Canal Plaza, Suite 100, Portland, ME 04101	None
Susan L. LaFond	Treasurer	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	None
Weston Sommers	Financial and Operations Principal and Chief Financial Officer	Three Canal Plaza, Suite 100, Portland, ME 04101	None

(c)    Not applicable.

Item 33. Location of Accounts and Records

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder will be maintained at the offices of:

J.P. Morgan Private Investments Inc., the Registrant’s investment adviser, at 383 Madison Avenue, New York, NY 10179 (records relating to its functions as investment adviser to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund).

Part C - 12

Foreside Fund Services, LLC, the Registrant’s distributor, at Three Canal Plaza, Suite 100, Portland, Maine 04101 (records relating to its functions as distributor to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund).

Brown Brothers Harriman & Co., the Registrant’s custodian, at 140 Broadway, New York, New York 10005 (records relating to its functions as custodian to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund).

Brown Brothers Harriman & Co., the Registrant’s administrator, at 140 Broadway, New York, New York 10005 (records relating to its functions as administrator to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund).

DST Asset Manager Solutions, Inc., the Registrant’s transfer agent, at 2000 Crown Colony Drive, Quincy, MA 02169 (records relating to its functions as transfer agent to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund).

Registrant’s Sub-Advisers and Sub-Sub-Advisers

BlackRock Investment Management, LLC, at 50 Hudson Yards, New York, NY 10001 (records relating to its functions as sub-adviser to the Six Circles Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund).

BlackRock International Limited, at Exchange Place One, 1 Semple Street, Edinburgh, EH3 8BL, United Kingdom (records relating to its functions as sub-sub-adviser to the Six Circles Global Bond Fund and Six Circles Credit Opportunities Fund).

Insight North America LLC, at 200 Park Avenue, New York, New York 10166 (records relating to its functions as sub-adviser to the Six Circles Tax Aware Ultra Short Duration Fund).

Goldman Sachs Asset Management L.P., at 200 West Street, New York, New York 10282 (records relating to its functions as sub-adviser to the Six Circles Ultra Short Duration Fund and Six Circles Tax Aware Ultra Short Duration Fund).

BlackRock (Singapore) Limited, at 20 Anson Road #18-01, 079912 Singapore (records relating to its functions as sub-sub-adviser to the Six Circles Global Bond Fund).

Pacific Investment Management Company LLC, at 650 Newport Center Drive, Newport Beach, California 92660 (records relating to its functions as sub-adviser to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, the Six Circles Global Bond Fund and the Six Circles Credit Opportunities Fund).

PGIM, Inc., at 655 Broad Street, 8th Floor, Newark, NJ 07102 (records relating to its functions as sub-adviser to the Six Circles Global Bond Fund and Six Circles Credit Opportunities Fund).

PGIM Limited, at Grand Buildings, 1-3 Strand, Trafalgar Square, London WC2N 5HR (records relating to its functions as sub-sub-adviser to the Six Circles Global Bond Fund and Six Circles Credit Opportunities Fund).

Capital International, Inc., at 400 S. Hope Street, Los Angeles, CA 90071 (records relating to its functions as sub-adviser to the Six Circles Tax Aware Bond Fund).

Part C - 13

Nuveen Asset Management, LLC, at 901 Marquette Avenue, Suite 2900, Minneapolis, Minnesota 55402 (records relating to its functions as sub-adviser to the Six Circles Tax Aware Bond Fund).

Allspring Global Investments, LLC, at 1415 Vantage Park Drive, Charlotte, NC 28203 (records relating to its functions as sub-adviser to the Six Circles Tax Aware Bond Fund).

Lord, Abbett & Co. LLC, at 90 Hudson Street, Jersey City, New Jersey 07302 (records relating to its functions as sub-adviser to the Six Circles Credit Opportunities Fund).

RBC Global Asset Management (UK) Limited, at 77 Grosvenor Street, London, W1K 3JR, United Kingdom (records relating to its functions as sub-adviser to the Six Circles Credit Opportunities Fund).

Muzinich & Co. Inc., at 450 Park Avenue, New York, New York 10022 (records relating to its functions as sub-adviser to the Six Circles Credit Opportunities Fund).

Russell Investments Implementation Services, LLC, at 1302 2nd Avenue, 18th Floor, Seattle, WA 98101 (records relating to its functions as interim sub-adviser to the Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Managed Equity Portfolio U.S. Unconstrained Fund, Six Circles Managed Equity Portfolio International Unconstrained Fund, Six Circles Global Bond Fund, Six Circles Tax Aware Bond Fund and Six Circles Credit Opportunities Fund).

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

Part C - 14

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement on Form N-1A to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 12th day of June, 2023.

Six Circles Trust

By:	/s/ Mary Savino
Name:	Mary Savino
Title:	Trustee

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on June 12, 2023.

/s/ Mary Savino
Mary Savino Trustee

/s/ Lisa Borders*
Lisa Borders Trustee

/s/ James P. Donovan*
James P. Donovan Trustee

/s/ Kevin Klingert*
Kevin Klingert Trustee

/s/ Neil Medugno*
Neil Medugno Trustee

/s/ Lauren Stack*
Lauren Stack Trustee

/s/ Gregory R. McNeil
Gregory R. McNeil Principal Financial Officer and Treasurer

*By:	/s/ Mary Savino
Mary Savino** Attorney-in-Fact

**	Executed by Mary Savino on behalf of each of the Trustees pursuant to Powers of Attorney dated June 12, 2018 and January 10, 2023.

EXHIBIT INDEX

Exhibit No.	Description

EX.99.p.2	Code of Ethics for J.P. Morgan Private Investments Inc.

EX.99.p.3	Code of Ethics for BlackRock Investment Management, LLC, BlackRock International Limited and BlackRock (Singapore) Limited.

EX.99.p.4	Code of Ethics for Insight North America LLC.

EX.99.p.5	Code of Ethics for Goldman Sachs Asset Management LP.

EX.99.p.6	Code of Ethics for Pacific Investment Management Company LLC.

EX.99.p.7	Code of Ethics for Russell Investments Implementation Services, LLC.

EX.99.p.9	Code of Ethics for PGIM, Inc. and PGIM Limited.

EX.99.p.10	Code of Ethics for Capital International, Inc.

EX.99.p.11	Code of Ethics for Nuveen Asset Management, LLC.

EX.99.p.12	Code of Ethics for Allspring Global Investments, LLC.

EX.99.p.13	Code of Ethics for Lord, Abbett & Co. LLC.

EX.99.p.14	Code of Ethics for RBC Global Asset Management (UK) Limited

EX.99.p.15	Code of Ethics for Muzinich & Co. Inc.